UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2014

SunEdison, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

501 Pearl Drive (City of O'Fallon) St. Peters, Missouri (Address of principal executive offices)	63376 (Zip Code)

(636) 474-5000 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Restricted Stock Unit Awards.  On May 2, 2014, the Compensation Committee of the Board of Directors of SunEdison, Inc. (the “Company”) authorized restricted stock unit ("RSU") awards to certain officers including certain of its named executive officers described in the Company's 2014 Proxy Statement.  The RSU awards were made under SunEdison's previously filed Amended and Restated 2010 Equity Incentive Plan.  These RSU awards are performance based.  If the Company's stock price is $35 per share or greater for a 30 day period by June 30, 2016, the shares will vest ratably on the anniversary date of the 30 day period in 2017 and 2018.  If the Company's stock price does not have a 30 day period at or above $35 per share by June 30, 2016, but has a 30 day period at or above $50 per share prior to June 30, 2018, then the RSU awards will vest ratably on the anniversary date of the 30 day period in 2017 and 2018.  If the Company's stock price is $50 per share or greater for a 30 day period prior to June 30, 2016, these officers would be eligible to receive additional shares that vest ratably on the anniversary date of the 30 day period in 2017 and 2018.
Further, in May 2014, Mr. Chatila proposed and agreed with the Compensation Committee that 300,000 RSUs originally identified for him be used instead to retain high potential and key talent within the organization.  The 300,000 RSU awards were divided among 63 key emerging leaders below the executive staff level that participate in various Company leadership and developmental programs. The RSU awards granted to the 63 key emerging leaders are in amounts between 3,000 to 8,000 RSUs, some with a three year vesting schedule and some with a four year vesting schedule.  The number of RSUs awarded to its named executive officers are as follows:  450,000 RSUs to Ahmad Chatila; 150,000 RSUs to Brian Wuebbels; and 75,000 RSUs to David Ranhoff.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNEDISON, INC.
Date:	May 8, 2014	By:	/s/ Martin H. Truong
Name: Martin H. Truong Title: Senior Vice President, General Counsel and Corporate Secretary